Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA -— OCTOBER 5, 2007
SKYLINE REPORTS FISCAL 2008 FIRST QUARTER RESULTS
     Net earnings for the first quarter of Skyline Corporation’s 2008 fiscal year were $709,000 compared to $1,896,000 of the first quarter of fiscal 2007. On a per share basis, net earnings for the first quarter of fiscal 2008 were $0.08 versus $0.23 for the first quarter a year ago.
     Sales for the quarter which ended August 31, 2007 were $96,394,000 compared to $115,806,000 for the first quarter of fiscal 2007.
     For Skyline’s manufactured housing group, sales for the first quarter of fiscal 2008 were $72,328,000 compared to $84,483,000 for the first quarter a year ago.
     Skyline’s RV group recorded sales of $24,066,000 for the first three months of fiscal 2008 compared to $31,323,000 recorded for the first quarter of fiscal 2007.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended
	August 31, (Unaudited)

	2007	2006

Sales	$96,394	$115,806

Earnings before income taxes	1,099	3,046

Provision for income taxes	390	1,150

Net earnings	$709	$1,896

Basic earnings per share	$.08	$.23

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 31, (Unaudited)

ASSETS	2007	2006

Cash and temporary cash investments	$121,376	$131,587
Accounts receivable	24,252	26,252
Inventories	10,618	12,723
Other current assets	11,240	10,410

Total Current Assets	167,486	180,972

Property, Plant and Equipment, net	35,686	34,974

Other Assets	10,280	10,013

	$213,452	$225,959

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$5,395	$6,016
Accrued liabilities	21,054	28,106

Total Current Liabilities	26,449	34,122

Other Deferred Liabilities	9,989	10,481

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	237,518	241,860
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	177,014	181,356

	$213,452	$225,959